                                                                       EXHIBIT 2

                                ESCROW AGREEMENT


         THIS ESCROW AGREEMENT (the "Escrow Agreement") dated as of the 28th day of March, 2002 among CUMULUS MEDIA INC., an Illinois corporation ("Cumulus Media"), CUMULUS BROADCASTING, INC., a Nevada corporation ("Cumulus Broadcasting"), DBBC, L.L.C., a limited liability company formed under the laws of the State of Georgia ("Seller"), and SunTrust Bank, a Georgia banking corporation (the "Escrow Agent").

                               W I T N E S S E T H

         WHEREAS, Cumulus Media and Seller, among others, have entered into that certain Agreement and Plan of Merger, dated as of December 14, 2001 (the "Agreement") as assigned pursuant to that certain Assignment and Assumption dated March 22, 2002 (the "Assignment and Assumption"), under which Cumulus Media assigned all of its rights under the Agreement to Cumulus Broadcasting and Cumulus Broadcasting assumed all obligations of Cumulus Media under the Agreement and pursuant to which (i) Seller has agreed to sell and Cumulus Broadcasting has agreed to purchase substantially all of the assets and assume certain liabilities related to the ownership and operation of commercial radio broadcast station WRQQ (FM) and (ii) certain subsidiaries of Seller shall merge into Cumulus Broadcasting, both upon and subject to the terms and conditions of the Agreement;

         WHEREAS, pursuant to the Agreement and as part of the transactions contemplated thereby, the parties have agreed to enter into this Escrow Agreement and deposit the Escrowed Shares (as defined below) with the Escrow Agent as security for the payment of (i) the Negative Adjustment Amount, if any, as provided in the Agreement, and (ii) any claims by Cumulus Broadcasting for the indemnification as provided in Article 11 of the Agreement;

         WHEREAS, the parties hereto desire to more specifically set forth their rights and obligations with respect to the Escrow Fund and the distribution and release thereof; and

         WHEREAS, the execution and delivery of this Escrow Agreement is a condition to the parties' obligations under the Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound hereby, agree as follows:

1.       Definitions.

         As used herein, capitalized terms not otherwise defined in this Escrow Agreement shall have the meanings set forth in the Agreement.

2.       Appointment of Escrow Agent.

         Cumulus Broadcasting, Cumulus Media and Seller hereby appoint and designate SunTrust Bank as the Escrow Agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment.

3.       Establishment of Escrow Account.

         (a) On this date, Cumulus Media shall deliver (i) 640,433 shares of Cumulus Class A Common Stock, $.01 par value per share (the "Cumulus Common Stock") (the "Indemnity Obligation Escrowed Shares") and (ii) 10,000 shares of Cumulus Common Stock (the "Adjustment Escrowed Shares"). The Indemnity Obligation Escrowed Shares and the Adjustment Escrowed Shares, totaling in the aggregate 650,433 shares of Cumulus Common Stock (the "Escrowed Shares") shall be registered in the name of the Seller and delivered by Cumulus Media to the Escrow Agent. Simultaneously, Seller shall deliver to the Escrow Agent stock powers executed in blank by the Seller sufficient to permit the distribution of all or a portion of the Escrowed Shares to Cumulus Broadcasting if required pursuant to Sections 4(a)(ii), 4(b) or 4(c) hereof. References herein to the Escrowed Shares shall be deemed to include the related stock powers. An escrow account (the "Escrow Account") shall be opened by the Escrow Agent at the office of the Escrow Agent for such Escrowed Shares. The Escrow Agent shall hold the Escrow Fund (as hereinafter defined) pursuant to the terms of this Escrow Agreement.

         (b) All redemption payments, stock dividends, stock splits, cash dividends or other distributions of any kind made in respect of the Escrowed Shares (collectively, "Distributions") shall be delivered to the Escrow Agent and shall be held by the Escrow Agent in the Escrow Account. Cumulus Media agrees that in the event Cumulus Media divides the Cumulus Common Stock into a greater number of shares, Cumulus Media will deliver to the Escrow Agent certificates for such additional shares that relate to the Escrowed Shares and such shares will be deemed to constitute Escrowed Shares. Distributions and any cash received from the disbursement of Escrowed Shares or the sale or liquidation of other Permitted Investments (as defined herein) as provided in paragraph (f) below shall be subject to the provisions of this Escrow Agreement to the same extent as the Escrowed Shares initially deposited herewith. The Escrowed Shares and all Distributions or other property held by the Escrow Agent hereunder are hereinafter referred to as the "Escrow Fund" and all of the foregoing comprising the Escrow Fund which are cash or cash equivalents, are hereafter referred to as "Cash". The Seller authorizes the Escrow Agent to use nominees for the registration of securities and employ such depositories, sub-custodians and its vaults as the Escrow Agent may deem appropriate for the safekeeping of the Escrow Fund.

         (c) At any time, Escrow Agent shall, upon written direction from the Seller (a "Withdrawal Request"), transfer to Seller from the Escrow Fund such number of the Indemnification Escrowed Shares specified in the Withdrawal Request upon payment by Seller to the Escrow Agent of immediately available funds to be held in the Escrow Fund in an amount equal to the product obtained by multiplying the number of the Escrowed Shares withdrawn by $17.382. The funds so transferred by Seller to the Escrow Agent will be held in the Escrow Fund subject to claims made by Cumulus Broadcasting for indemnification under Section 4 hereof.

         (d) Certificates representing Escrowed Shares and Cash shall be held by the Escrow Agent. All voting rights associated with the Escrowed Shares held in the Escrow Fund shall be exercised by the Seller. Cumulus Media will take all reasonable steps necessary to allow the exercise of such rights.

         (e) The Escrow Agent shall maintain a record with respect to Seller setting forth (i) the name and address of Seller;
                  (ii) information pertaining to the purchase, sale or liquidation of any Permitted Investments in the Escrow Account; and (iii) all Distributions or other items added to or taken from the Escrow Account. The Escrow Agent shall also maintain a record setting forth the foregoing information on an aggregate basis with respect to the Escrow Fund.

         (f) All Cash constituting part of the Escrow Fund shall be invested by the Escrow Agent. The Seller shall direct the Escrow Agent in writing from time to time to invest the Cash in investments of the type listed on Exhibit B attached hereto ("Permitted Investments") or, if such written direction has not been provided, the Escrow Agent shall, until directed in writing by the Seller to do otherwise, invest all of the Cash in STI Classic US Treasury Securities Money Market Funds.

         (g) Any loss incurred from an investment of the Escrow Fund pursuant to this Agreement shall be borne by the Seller.

4.       Release of the Escrow Fund.

         The Escrow Fund is intended to provide a source of funds and property for the satisfaction of certain amounts which may become payable to Cumulus Broadcasting pursuant to (i) the purchase price adjustment based on the determination of the Final Balance Sheet or (ii) Article 11 of the Agreement. Accordingly, the Escrow Fund shall only be distributed or released as follows:

         (a) Purchase Price Adjustment. Upon determination of the Final Balance Sheet and the calculation of a Negative Adjustment Amount or a Positive Adjustment Amount, as the case may be, as provided in Article 3 of the Agreement, Cumulus Broadcasting and Seller shall deliver to the Escrow Agent a written instruction signed by both Cumulus Broadcasting and the Seller ("Adjustment Amount Instruction") to disburse the Adjustment Escrowed Shares as follows:

                  (i) In the event there is a Positive Adjustment Amount, the Adjustment Amount Instruction shall instruct the Escrow Agent to distribute the number of Adjustment Escrowed Shares specified in such Adjustment Amount Instruction to Seller; or

                  (ii) In the event there is a Negative Adjustment Amount, the Adjustment Amount Instruction shall instruct the Escrow Agent to distribute (A) to Cumulus Broadcasting, that number of Adjustment Escrowed Shares (which number shall be specified in such Adjustment Amount Instruction) calculated by dividing the Negative Adjustment Amount by $17.382, and (B) to Seller, the balance, if any, of the Adjustment Escrowed Shares.

         (b) Indemnification Claims. At any time and from time to time prior to the Distribution Date (as defined in paragraph (f) below), if Cumulus Broadcasting makes a claim for indemnification pursuant to and in accordance with, and subject to the limitations in Article 11 of the Agreement (an "Indemnification Claim"), Cumulus Broadcasting shall deliver to the Escrow Agent and the Seller a written notice (an "Indemnification Notice") setting forth a good faith estimate of the maximum amount of such claim and which contains the information specified in Section 11.3 of the Agreement. The Escrow Agent shall not be responsible for determining whether the Indemnification Notice complies with the requirements of the Agreement. The Indemnification Claim shall be increased by an amount equal to the reasonable costs of registering and liquidating the Indemnification Obligation Escrowed Shares, irrespective of when or if such registration is undertaken. Cumulus Broadcasting shall also deliver to the Escrow Agent written proof of delivery to the Seller of a copy of such Indemnification Notice (which proof may consist of a photocopy of the overnight courier receipt or the signed receipt if delivered by hand). If the Escrow Agent has not received a written objection to such Indemnification Claim from the Seller within thirty (30) calendar days following the Escrow Agent's receipt of such proof of delivery to the Seller, then on the thirty-first (31st) calendar day following such receipt the Escrow Agent shall, in accordance with the provisions of paragraph (e) below, distribute from the Escrow Fund that portion of the Escrow Fund which has a value equal to the amount of such Indemnification Claim to Cumulus Broadcasting. The number of Escrowed Shares being so distributed shall be calculated by dividing the value of the Indemnification Claim by $17.382.

         (c) Disputes. If the Seller delivers to the Escrow Agent and Cumulus Broadcasting a written objection (an "Indemnification Dispute Notice") to any Indemnification Claim or portion thereof within thirty (30) days following the Escrow Agent's receipt of proof of delivery of such Indemnification Notice, then, except as otherwise provided in paragraph (d) below, the Escrow Agent shall not distribute to Cumulus Broadcasting any portion of the Escrow Fund that is the subject of the Indemnification Dispute Notice until the Escrow Agent receives either (i) written instructions signed by the Seller and Cumulus Broadcasting authorizing the distribution to Cumulus Broadcasting of an amount from the Escrow Fund in respect of the Indemnification Claim that is the subject of the Indemnification Dispute Notice or (ii) a final decision of a court of competent jurisdiction which is either nonappealable or with respect to which the time for appeal has expired without the filing of a timely appeal directing the distribution to Cumulus Broadcasting of an amount from the

                  Escrow Fund in respect of the Indemnification Claim that is the subject of the Indemnification Dispute Notice. Upon receipt of such written instructions or such final decision, as the case may be, the Escrow Agent shall distribute to Cumulus Broadcasting an amount from the Escrow Fund in respect of the Indemnification Claim subject to dispute in accordance with such written instructions or final decision. In the event that the Seller is the prevailing party in whole or in part in connection with any such dispute, the portion of the Escrow Fund that was the subject of such Indemnification Dispute Notice and that is not distributed to Cumulus Broadcasting as provided in the immediately preceding sentence shall remain in the Escrow Fund and shall be available to satisfy subsequent Indemnification Claims until released as provided in paragraph
                  (f) below. Any Indemnification Dispute Notice shall describe in reasonable detail the basis for any objection to the matters set forth in the Indemnification Notice and the portion of such Indemnification Claim (if less than all) which is the subject of such Indemnification Dispute Notice.

         (d) Partial Distribution. If any Indemnification Dispute Notice includes an objection to only a portion of an Indemnification Claim, the Escrow Agent shall promptly distribute to Cumulus Broadcasting a number of Escrowed Shares equal to (A) that portion of the Indemnification Claim for which there is no objection, divided by (B) $17.382; provided that no such partial release by the Escrow Agent shall terminate or otherwise prejudice any rights of Cumulus Broadcasting with respect to amounts claimed in any Indemnification Notice which are in excess of the amounts so released.

         (e) Manner of Distributions. All distributions of the Escrow Fund shall be made as set forth in this paragraph (e).

                  (i) Distribution to Cumulus Broadcasting. Distributions of Cash shall be made by wire transfer to an account or accounts designated by Cumulus Broadcasting and Distributions of Escrowed Shares to Cumulus Broadcasting shall be made by delivery of certificates representing the Escrowed Shares, and stock powers executed in blank by Seller with respect thereto, to the address of Cumulus Broadcasting set forth in Section 10 hereof. In calculating the number of Escrowed Shares to distribute, the Escrowed Shares shall be valued at $17.382.

                  (ii) Distribution to Seller. Distributions of Cash shall be made by wire transfer to an account of the Seller, and Distributions of Escrowed Shares shall be made to the address of Seller set forth in Section 10 hereof.

         (f)      Release of Remaining Escrow Fund.

                  (i) Eighteen (18) months after the date of this Escrow Agreement (the "Distribution Date"), the Escrow Agent shall release to Seller the Escrow Fund (if any) as of the Distribution Date, less all Unresolved Claims. For purposes of this Agreement, the term "Unresolved Claims" shall mean, as of the Distribution Date, the aggregate amount of (A) the Adjustment Escrowed Shares that have not been distributed, and (B) all Indemnification Claims that are the subject of an Indemnification Dispute Notice or that are otherwise unsatisfied as of the Distribution Date, including any Indemnification Claims for which an Indemnification Notice has been delivered but for which the thirty (30) day objection period has not expired as of the Distribution Date. For purposes of determining the number of shares to be held back under this paragraph (f)(i), such Escrowed Shares shall be valued at the Average Cumulus Stock Price.

                  (ii) Promptly upon the Escrow Agent's receipt of written instructions signed by both of the Seller and Cumulus Broadcasting, or a final determination of a court of competent jurisdiction which is either nonappealable or with respect to which the time for appeal has expired without the filing of a timely appeal of any Unresolved Claims that are the subject of an Indemnification Dispute Notice, or upon the expiration of the thirty (30) day objection period for any Unresolved Claim for which no Indemnification Dispute Notice has been delivered, the Escrow Agent shall distribute to Cumulus Broadcasting that portion of the Escrow Fund to be distributed to Cumulus Broadcasting pursuant to such written instruction, final determination or that portion of the Escrow Fund equal in value to the amount of such Unresolved Claim for which no Indemnification Dispute Notice has been delivered, as the case may be, in each case in accordance with the provisions of Section 4(e)(i) hereof. After the resolution of all Unresolved Claims, any remaining Escrow Fund not distributed to Cumulus Broadcasting pursuant to the immediately preceding sentence shall be released promptly thereafter by the Escrow Agent to the Seller.

5.       Escrow Agent's Fees.

         The fees and expenses of the Escrow Agent shall be as set forth on Exhibit C. The fees and expenses shall be paid by Cumulus Broadcasting. In case of any disagreement or dispute arising under the provisions of this Escrow Agreement, the Escrow Agent shall be entitled to be paid additional compensation for its extraordinary services hereunder and shall be entitled to prompt reimbursement for all costs and expenses incurred by reason of such disagreement or dispute. Any additional compensation due pursuant to the preceding sentence shall be paid by Cumulus Broadcasting.

6.       Termination.

         This Agreement shall terminate upon the final distribution by Escrow Agent of the Escrow Fund pursuant to the provisions of this Agreement. Any termination of this Agreement shall not affect any of the obligations of Seller or Cumulus Broadcasting under this Agreement arising prior to such termination, including the obligation to pay Escrow Agent's fees pursuant to Section 5 above.

7.       Escrow Agent.

         (a) The duties and responsibilities of the Escrow Agent shall be limited to those expressly set forth in this Escrow Agreement. No implied duties of the Escrow Agent shall be read into this Escrow Agreement and the Escrow Agent shall not be subject to, or obliged to recognize any other agreement, including, but not limited to the Agreement, between, or direction or instruction of, any or all the parties hereto even though reference thereto may be made herein.

         (b) In the event all or any part of the Escrow Fund shall be attached, garnished or levied upon pursuant to any court order, or the delivery thereof shall be stayed or enjoined by a court order, or any other order, judgment or decree shall be made or entered by any court affecting the Escrow Fund, or any part thereof, or any act of Escrow Agent, Escrow Agent is hereby expressly authorized to obey and comply with all final writs, orders, judgments or decrees so entered or issued by any court; and, if Escrow Agent obeys or complies with such writ, order, judgment or decree, it shall not be liable to Seller, Cumulus Broadcasting or Cumulus Media or to any other person by reason of such compliance.

         (c) Escrow Agent shall not be liable to anyone for any damages, losses or expenses incurred as a result of any act or omission of Escrow Agent, unless such damages, losses or expenses are caused by Escrow Agent's willful misconduct or gross negligence. Accordingly, Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted in good faith upon the advice of counsel for Escrow Agent given with respect to any question relating to the duties and responsibilities of Escrow Agent under this Agreement or (ii) any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for herein, not only as to its due execution by an authorized person and as to the validity and effectiveness of such instrument, but also as to the truth and accuracy of any information contained therein that Escrow Agent shall in good faith believe to be genuine, to have been signed by a proper person or persons and to conform to the provisions of this Agreement.

         (d) The Escrow Agent shall not be responsible for the sufficiency or accuracy, or the form, execution, validity or genuineness, of documents or securities now or hereafter deposited or received hereunder, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall it be responsible or liable in any respect on account of the identity, authority or rights of any person executing, depositing or delivering or purporting to execute, deposit or deliver any such document, security or endorsement or this Agreement, or on account of or by reason of forgeries, false representations, or the exercise of its discretion in any particular manner, nor shall the Escrow Agent be liable for any mistake of fact or of law or any error of judgment, or for any act or omission, except as a result of its gross negligence or willful malfeasance. Unless otherwise required by law, Escrow Agent is not authorized and shall not disclose the name, address, or security positions of the parties or the securities held hereunder in response to requests concerning shareholder communications under Section 14 of the Exchange Act, the rules and regulations thereunder, and any similar statute, regulation, or rule in effect from time to time. Under no circumstances shall Escrow Agent be liable for any general or consequential damages or damages caused, in whole or in part, by the action or inaction of Seller, Cumulus Broadcasting or Cumulus Media or any of their respective agents or employees. Escrow Agent shall not be liable for any damage, loss, liability, or delay caused by accidents, strikes, fire, flood, war, riot, equipment breakdown, electrical or mechanical failure, acts of God or any cause which is reasonably unavoidable or beyond its reasonable control.

         (e) The Escrow Agent may consult with legal counsel of its own choosing and shall be fully protected in acting or refraining from acting in good faith and in accordance with the opinion of such counsel.

         (f) In the event of a dispute between the parties hereto sufficient in the discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender the Escrow Fund into the registry or custody of any court of competent jurisdiction, to initiate such legal proceedings as it deems appropriate, and thereupon to be discharged from all further duties and liabilities under this Agreement. Any such legal action may be brought in any such court as Escrow Agent shall determine to have jurisdiction over the Escrow Fund. The filing of any such legal proceedings shall not deprive Escrow Agent of its compensation hereunder earned prior to such filing.

8.       Indemnification of Escrow Agent.

         Seller and Cumulus Broadcasting hereby agree jointly and severally to protect, defend, indemnify and hold harmless the Escrow Agent, its officers, directors, agents and employees from and against any and all costs, losses, claims, damages, disbursements, liabilities and expenses, including reasonable costs of investigation, court costs and attorney's fees, which may be imposed upon or incurred by Escrow Agent in connection with its acceptance of, or appointment as, Escrow Agent hereunder, or in connection with the performance of its duties hereunder, including any litigation arising out of this Escrow Agreement or involving the subject matter hereof; provided, however, that said indemnity shall not cover costs, losses, claims, damages, disbursements, liabilities and expenses arising out of Escrow Agent's willful misconduct or gross negligence. This indemnification shall survive the termination of this Escrow Agreement or the resignation or removal of the Escrow Agent. Without affecting their joint and several indemnification liability to the Escrow Agent under this Section 8, Seller and Cumulus Broadcasting agree as among themselves that any such indemnification liability shall be allocated among them on a fair and equitable basis reflecting the merits of their respective positions and the responsibility of each of them for the controversy or other circumstances with respect to which indemnification is required.

9.       Resignation of Escrow Agent.

         It is understood that the Escrow Agent reserves the right to resign as Escrow Agent at any time by giving written notice of its resignation, specifying the effective date thereof, to each other party hereto. Within thirty (30) days after receiving the aforesaid notice. Cumulus Broadcasting shall appoint a successor Escrow Agent to which the Escrow Agent may distribute the property then held hereunder, less its fees, costs and expenses (including counsel fees and expenses) which may remain unpaid at that time. If a successor Escrow Agent has not been appointed and has not accepted such appointment by the end of such thirty (30)-day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent and the fees, costs and expenses (including reasonable counsel fees and expenses) which it incurs in connection with such a proceeding shall be payable by Cumulus Broadcasting.

10.      Notices.

         All notices provided for hereunder shall be in writing (including facsimile transmission) and shall be deemed to be given: (a) when delivered to the individual, or to an officer of the company, to which the notice is directed; or (b) when delivered by an overnight delivery service (including Federal Express) with receipt acknowledged and with all charges prepaid by the sender addressed as provided in this Section; or (c) when delivered by facsimile communications equipment. Notices shall be directed as follows:

                           (i)      If to Cumulus Media, to:

                           Cumulus Media Inc.
                           3235 Piedmont Road
                           Building 14, Floor 14
                           Atlanta, GA 30305
                           Attention:  Mr. Lewis W. Dickey, Jr.
                           Phone:   (404) 949-0700
                           Fax:     (404) 443-0742

                  Copy to:

                           Jones, Day, Reavis & Pogue
                           3500 SunTrust Plaza
                           303 Peachtree Street
                           Atlanta, Georgia 30308-3242
                           Attention: John E. Zamer, Esq.
                           Telephone: 404-581-8266
                           Telecopier: 404-581-8330

                           (ii)     If to Cumulus Broadcasting, to:

                           Cumulus Broadcasting, Inc.
                           3535 Piedmont Road
                           Building 14, 14th  Floor
                           Atlanta, Georgia 30305
                           Attention: Chief Executive Officer
                           Telephone: 404-949-0700
                           Telecopier: 404-443-0742

                  Copy to:

                           Jones, Day, Reavis & Pogue
                           3500 SunTrust Plaza
                           303 Peachtree Street
                           Atlanta, Georgia 30308-3242
                           Attention: John E. Zamer, Esq.
                           Telephone: 404-581-8266
                           Telecopier: 404-581-8330

                           (iii)    If to Seller, to:

                           DBBC, L.L.C.
                           10 Music Circle East
                           Nashville, Tennessee 37203
                           Attention:  President
                           Phone:   (615) 321-1067
                           Fax:     (615) 321-5808

                  Copy to:

                           Dickstein, Shapiro, Morin & Oshinsky, LLP
                           2101 L Street, N. W.
                           Washington, DC 20037-1526
                           Attention:  Mr. Lewis J. Paper
                           Phone:   (202) 828-2265
                           Fax:     (202) 887-0689

                           (iv)     If to Escrow Agent, to:

                           SunTrust Bank
                           25 Park Place, 24(th) Floor
                           Atlanta, Georgia 30303-2900
                           Attention:  Ms. Rebecca Fischer
                           Phone:   (404) 588-7262
                           Fax:     (404) 588-7335

or at such other place or places or to such person or persons as shall be designated by notice by any party hereto.

11.      Entire Agreement; Binding Effect.

         This Escrow Agreement and matters and agreements referred to herein contain the entire understanding by and among the parties hereto and shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

12.      Modification and Assignment.

         None of the terms or conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the parties hereto. This Escrow Agreement may not be assigned by any party except with the prior written consent of the other parties.

13.      Enforceability.

         Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Illinois law, but if any provision shall be prohibited by or be invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

14.      Governing Law.

         This Agreement shall be construed, enforced and administered in accordance with the laws of the State of Georgia.

15.      Headings Descriptive.

         The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Escrow Agreement.

16.      Business Day.

         Business day shall mean a day on which commercial banks in Atlanta, Georgia are open for the general transaction of business. If any action or time for performance pursuant to this Agreement is to occur on any Saturday, Sunday or holiday, such time for action or performance shall be extended to the next Business Day.

17.      Monthly Statements.

         The Escrow Agent shall provide Seller and Cumulus Broadcasting with monthly statements describing purchases, sales, and disbursements made for the Escrow Fund.

18.      Execution in Counterparts.

         This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all of which shall together constitute one and the same instrument.

                      [SIGNATURES APPEAR ON THE NEXT PAGE]

         IN WITNESS WHEREOF, Cumulus Broadcasting, Cumulus Media, Seller and Escrow Agent have caused this Agreement to be executed by their authorized representatives as of the date first above written.

                                   CUMULUS MEDIA INC.


                                   By:   /s/ Martin R. Gausvik
                                         ---------------------------------------
                                       Name:  Martin R. Gausvik
                                              ----------------------------------
                                       Title: Executive Vice President and
                                              ----------------------------------
                                              Chief Financial Officer
                                              ----------------------------------



                                   CUMULUS BROADCASTING, INC.


                                   By:   /s/ Martin R. Gausvik
                                         ---------------------------------------
                                       Name:  Martin R. Gausvik
                                              ----------------------------------
                                       Title: Executive Vice President and
                                              ----------------------------------
                                              Chief Financial Officer
                                              ----------------------------------



                                   DBBC, L.L.C.


                                   By:   /s/ Lewis W. Dickey, Jr.
                                         ---------------------------------------
                                       Name:  Lewis W. Dickey, Jr.
                                              ----------------------------------
                                       Title: President and Manager
                                              ----------------------------------



                                   SUNTRUST BANK


                                   By.   /s/ Rebecca Fischer
                                         ---------------------------------------
                                       Name:  Rebecca Fischer
                                              ----------------------------------
                                       Title: Assistant Vice President
                                              ----------------------------------

                                    EXHIBIT A

                           ADJUSTMENT AMOUNT DIRECTION

         The Escrow Agent is hereby authorized and directed to make the following Distribution(s) pursuant to Section 4(a) of this Escrow Agreement:

         [TO BE USED IF THERE IS A POSITIVE PURCHASE PRICE ADJUSTMENT:]

         To Seller:        All of the Adjustment Escrowed Shares.

         [TO BE USED IF THERE IS A NEGATIVE PURCHASE PRICE ADJUSTMENT:]

         To Cumulus Broadcasting:  [CUMULUS BROADCASTING TO INSERT THE NUMBER OF
                           ADJUSTMENT ESCROWED SHARES CALCULATED BY DIVIDING THE NEGATIVE ADJUSTMENT AMOUNT BY THE AVERAGE CUMULUS STOCK PRICE, UP TO THE TOTAL NUMBER OF ADJUSTMENT ESCROWED SHARES] of the Adjustment Escrowed Shares.

         To the Seller:    The balance, if any, of the Adjustment Escrowed
                           Shares

Cumulus Broadcasting and Seller acknowledge and agree that the Escrow Agent may rely upon this Exhibit A to the Escrow Agreement in accordance with Sections 7(c) and 8 of the Escrow Agreement.



                      [SIGNATURES APPEAR ON THE NEXT PAGE]


                                   EXHIBIT A

                                   CUMULUS BROADCASTING, INC.


                                   By:   /s/ Martin R. Gausvik
                                         ---------------------------------------
                                       Name:  Martin R. Gausvik
                                              ----------------------------------
                                       Title: Executive Vice President and
                                              ----------------------------------
                                              Chief Financial Officer
                                              ----------------------------------



                                   DBBC, L.L.C.


                                   By:   /s/ Lewis W. Dickey, Jr.
                                         ---------------------------------------
                                       Name:  Lewis W. Dickey, Jr.
                                              ----------------------------------
                                       Title: President and Manager
                                              ----------------------------------

                                    EXHIBIT B

                              PERMITTED INVESTMENTS

1.       STI Classic US Treasury Securities Money Market Funds;

2. Obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof having a maturity of less than six
         (6) months;

3. Commercial paper at the time of investment rated A-1 by Standard & Poor's Corporation or Prime-1 by Moody's Investors Service, Inc. and in any case having a maturity of less than six (6) months;

4. Obligations issued by any state or municipality of the United States having a maturity of less than six (6) months; or

5. Certificates of deposit issued by a commercial bank whose long-term certificates of deposit have a rating of A or better by Moody's Investors Service or Standard & Poor's Corporation.


                                   EXHIBIT B

                                    EXHIBIT C

                            ESCROW FEES AND EXPENSES

The annual fee of $3,000.00 for administering this Escrow Agreement is payable in advance at the time of Closing and if applicable, will be invoiced each year to the appropriate party(ies) on the anniversary date of the Closing of the Escrow Agreement.

Out-of-pocket expenses such as, but not limited to postage, courier, overnight mail, insurance, money wire transfer, long distance telephone charges, facsimile, stationery, travel, legal or accounting, etc., will be billed at cost.

These fees to do not include extraordinary services which will be priced according to time and scope of duties. The fees shall be deemed earned in full upon receipt by the Escrow Agent, and no portion shall be refundable for any reason, including without limitation, termination of the Escrow Agreement.

It is acknowledged that the schedule of fees shown above are acceptable for the services mutually agreed upon.

Note: This fee schedule is based on the assumption that the escrowed funds will be invested in STI Classic US Treasury Securities Money Market Funds.


                                   EXHIBIT C